Exhibit 10.24

SILVACO GROUP, INC.
SILVACO, INC.
AND
EAST WEST BANK
LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of December 14, 2023, by and between EAST WEST BANK (“Bank”), SILVACO GROUP, INC. (“Parent”), and SILVACO, INC. (“Silvaco”).
RECITALS
Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.
AGREEMENT
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and such Borrower’s Books relating to any of the foregoing.
“Adjusted EBITDA” means Parent’s consolidated net income/loss determined in accordance with GAAP, before (i) interest, (ii) taxes, (iii) depreciation and amortization, (iv) non-cash stock compensation expenses, (v) non-cash impairment charges, (vi) one-time, non-recurring expenses, including those incurred in connection with financing transactions (including transaction fees, costs and expenses (including legal fees and expenses)), including an IPO, and restructuring costs, in an aggregate amount not to exceed $1,500,000 in any single fiscal year, and (vii) other non-cash expenses as may be approved by Bank on a case by case basis in its sole discretion.
“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.
“Advance Rate” means One Hundred Fifty Percent (150%).
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Bank Expenses” means all reasonable costs or expenses (including attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, Collateral audit fees, lockbox services fees, and attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, modifying, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially in form and substance satisfactory to Bank.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
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“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Borrower” or “Borrowers” means each of Parent, Silvaco, and any other Person joined as a co-borrower to this Agreement after the Closing Date.
“Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning such Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Borrowing Base” means an amount equal to (a) Borrowers’ Eligible Recurring Revenue for the upcoming twelve month period, multiplied by (b) the Advance Rate, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers; minus any Reserves, provided, however, that the Advance Rate and the Borrowing Base may be revised from time to time by Bank, based on revenue churn or to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.
“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks in Los Angeles, California are authorized or required to close
“Change in Control” shall mean a transaction in which (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Parent ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Parent, who did not have such power before such transaction; or (ii) Parent ceases to directly or indirectly own all of the capital stock of any other Borrower.
“Closing Date” means the date of this Agreement.
“Code” means the California Uniform Commercial Code, as amended or supplemented from time to time.
“Collateral” means the property described on Exhibit A attached hereto.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
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“Contracts” means software as a service (SaaS) subscription contracts executed by Borrowers’ customers in the ordinary course of business for the provision of maintenance and support services for an initial term of at least one year.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
“Credit Extension” means each Advance, use of the FX Sublimit, or any other extension of credit by Bank for the benefit of Borrowers hereunder.
“Daily Balance” means the amount of the Obligations owed at the end of a given day.
“Eligible Recurring Revenue” means, as of any particular measurement month, (i) Recurring Revenue generated from existing Eligible Recurring Revenue Contracts, plus (ii) Recurring Revenue generated from new Eligible Recurring Revenue Contracts entered into and effective in such month, plus (iii) the amount of Recurring Revenue that was upsold in the month on Eligible Recurring Revenue Contracts, minus (iv) the aggregate amount of Recurring Revenue lost in connection with Eligible Recurring Revenue Contracts, that were cancelled, terminated, expired or not renewed in the measurement month, and minus (v) the aggregate amount of Recurring Revenue lost in connection with Eligible Recurring Revenue Contracts that were downsized in such month (but only to the extent downsized).
“Eligible Recurring Revenue Contracts” are active Contracts with corporate customers yielding Recurring Revenue, that meet all of Borrower’s representations and warranties described in Section 5.4, provided that Bank may change the standards of eligibility based on the results of a Collateral audit or based on events, conditions, contingencies, or risks which, as reasonably determined by Bank, may reasonably be expected to adversely affect Collateral. Unless otherwise agreed to by Bank, Eligible Recurring Revenue Contracts shall not include:
(a) Contracts that have not yet expired or been terminated but such customer has elected to cancel or failed to renew;
(b) Contracts for which the customer has gone out of business or become insolvent;
(c) Contracts that are billed or collected outside of the United States;
(d) Contracts with any college or university;
(e) Contracts with an individual consumer/user; or
(f) Contracts that Bank has determined in its reasonable business discretion are unsuitable for inclusion.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments, in each case, located in the US, in which a Borrower has any interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” has the meaning assigned in Article 8.
“FX Amount” means the aggregate amount, in United States Dollars, of the then-outstanding FX Contracts between Borrower(s) and Bank as of any date of determination, as may be adjusted by the risk factor applicable to such FX Contract, in accordance with terms of the applicable FX Contract.
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“FX Sublimit” means a sublimit for foreign exchange services and hedging activities under the Revolving Line not to exceed One Million Dollars ($1,000,000).
“GAAP” means generally accepted accounting principles as in effect from time to time.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: (a) Copyrights, Trademarks and Patents; (b) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; (c) any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; (d) any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (e) all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; (f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and (g) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Inventory” means all inventory in which a Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and such Borrower’s Books relating to any of the foregoing.
“Investment” means any beneficial ownership of (including stock, partnership interests, limited liability company membership interests or any other securities) any Person, or any investment, loan, advance or capital contribution or transfer of any assets through advances, equity positions, or other avenues to any Person.
"IPO" shall mean the initial sale of equity securities of the Parent to the public pursuant to a registration statement filed with, and declared effective by, the U.S. Securities and Exchange Commission resulting in the Parent becoming a publicly-traded entity on any recognized U.S. stock exchange.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Loan Documents” means, collectively, this Agreement, the intellectual property security agreement, any lockbox services agreement, any note or notes, documents or instruments executed by a Borrower, any guarantees, pledges or security agreements provided by third parties entered into in connection with this Agreement, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.
“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrowers and their Subsidiaries taken as a whole or (ii) the ability of Borrowers to repay
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the Obligations or otherwise perform their obligations under the Loan Documents or (iii) the priority of Bank’s security interests in the Collateral or (iv) the value of the Collateral.
“Negotiable Collateral” means all letters of credit of which a Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and such Borrower’s Books relating to any of the foregoing.
“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Parent Financial Reports” means the Parent’s most recent consolidated financial statements, whether interim or audited, delivered to Bank.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.
“Permitted Indebtedness” means:
(a)Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;
(b)Indebtedness existing on the Closing Date and disclosed in the Schedule;
(c)Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $100,000 in the aggregate at any given time;
(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e)Subordinated Debt; and
(f)extensions, refinancings and renewals of any items of Permitted Indebtedness described in clauses (a) through (d) above, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investment” means:
(a)Investments existing on the Closing Date disclosed in the Schedule; and
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(b)certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and Bank’s money market accounts; and
(c)other Investments with Bank’s written consent.
“Permitted Liens” means the following:
(a)any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;
(b)Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrowers maintain adequate reserves, provided the same have no priority over any of Bank’s security interests;
(c)Liens (i) upon or in any equipment which was not financed by Bank acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; and
(d)Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Prime Rate” means the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Bank as its Prime Rate.
“Recurring Revenue” means annual recurring Revenue from Contracts. Recurring Revenue expressly excludes Revenue with respect to one-time, non-recurring transactions, installation, and/or set-up fees, or from any other one-time non-contractually accruing sources.
“Reserve” means, as of any date of determination, any amount that Bank may establish from time to time for any purpose, including (a) events, conditions, contingencies or risks which materially and adversely affect the assets, business or prospects of Borrowers, or the Collateral or its value , or the enforceability, perfection or priority of Bank’s Lien in the Collateral, (b) any collateral report or financial information relating to the Loan Parties and furnished to Bank is incomplete, inaccurate or misleading in any material respect, (c) any events or circumstances which does or would with notice or passage of time or both, constitute an Event of Default or (d) liability, contingent or otherwise, of Bank or any affiliate of Bank to any third party in connection with any Bank Product.
“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of each Borrower.
“Revenue” means revenue recognized in accordance with GAAP.
“Revolving Facility” means the facility under which Borrowers may request Bank to issue Advances, as specified in Section 2.1(a) hereof.
“Revolving Line” means Five Million Dollars ($5,000,000).
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“Revolving Maturity Date” means the second anniversary of the Closing Date.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“Shares” means all of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower or any Subsidiary of a Borrower, in any direct or indirect Subsidiary, provided however that (i) the Shares shall not include more than sixty six percent (66%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by a Borrower or any Subsidiary of a Borrower, in any direct or indirect foreign Subsidiary, to the extent that the pledge in excess of more than sixty six percent (66%) of such Shares to Bank as Collateral creates a present and existing adverse tax consequence to Borrowers under the IRC; and (ii) the Shares shall not include the capital stock of any foreign Subsidiary where pledging such stock to Bank is prohibited by the local law of the jurisdiction of formation of such foreign Subsidiary.
“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by such Borrower to Bank on terms acceptable to Bank (and identified as being such by such Borrower and Bank), pursuant to a subordination agreement in form and substance satisfactory to Bank.
“Subsidiary” means any corporation, company, partnership or other Person in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof have the voting power to elect a majority of the board of directors or other managers or trustees of such Person, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.
“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower(s) connected with and symbolized by such trademarks.
1.2Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.
2.LOAN AND TERMS OF PAYMENT.
2.1Credit Extensions.
Each Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers hereunder. Each Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(a)Revolving Advances.
(i)Subject to and upon the terms and conditions of this Agreement, Borrowers may request Advances in an aggregate outstanding amount not to exceed (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the aggregate amounts outstanding under the FX Sublimit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section2.1(a) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.
(ii)Whenever a Borrowers desire an Advance, such Borrowers will notify Bank by email, facsimile transmission or telephone no later than 2:00 p.m. Pacific Time, on the Business Day that is one day before the Business Day the Advance is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrower within 24 hours by delivering to Bank a Revolving Advance Request Form Payment/Advance Form in substantially the form of Exhibit B hereto, or (ii) by electronic mail or facsimile transmission of a Revolving Advance Request Form Payment/Advance Form in substantially the
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form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section to the appropriate Borrower’s deposit account at Bank.
(b)FX Sublimit. Subject to and upon the terms and conditions of this Agreement, Borrower(s) may request Bank to enter into foreign exchange services and/or hedging contracts (“FX Contracts”) with Borrower(s), with such FX Contracts due not later than the Revolving Maturity Date. Borrowers shall pay any standard issuance and other fees or charges that Bank notifies Borrowers will be charged for issuing and processing FX Contracts for any Borrower. The FX Amount shall at all times be equal to or less than the FX Sublimit, and availability under the Revolving Line shall be reduced by the FX Amount. At Bank’s election, or any time the Revolving Facility is terminated or otherwise ceases to exist, Borrowers shall immediately secure in cash all obligations on any outstanding FX Contracts in such amounts and on terms reasonably acceptable to Bank.
2.2Overadvances. If the aggregate amount of the outstanding Advances plus the aggregate amounts outstanding under the FX Sublimit exceeds the Revolving Line at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess. Bank shall endeavor to provide notice to Parent of any overadvance, but failure to provide such notice shall not modify or relieve Borrowers from their payment obligations hereunder.
2.3Interest Rates, Payments, and Calculations.
(a)Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a per annum rate equal to one half of one percent (0.5%) above the greater of (i) the Prime Rate or (ii) four and one half percent (4.5%).
(b)Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) six percent (6%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than $5.00. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.
(c)Payments. Interest hereunder shall be due and payable on the first Business Day of each month during the term hereof. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be made free and clear of, and without deduction or withholding for, any present or future taxes or other charges imposed by any jurisdiction. All Periodic Payments and any other payments due and payable hereunder will be made via auto debit from the Borrower’s account at Bank.
(d)Computation. The applicable rate of interest hereunder shall be computed daily on the basis of a 360 day year and actual days elapsed, and shall be increased or decreased effective as of the day the Prime Rate is changed as provided in the definition thereof, by an amount equal to such change in the Prime Rate. If the Prime Rate becomes unavailable during the term of this Agreement, Bank may designate a substitute rate after written notification to Borrowers.
2.4Crediting Payments. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued and unpaid interest, then to principal, then to any late charges or fees, and then to any unpaid Bank Expenses. Borrowers will pay Bank at Bank’s address set forth in Section 10 or at such other place as Bank may designate in writing. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations,
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but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Any wire transfer or other payment received by Bank before 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on such Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
2.5Fees and Expenses.
(a)Facility Fees. On the Closing Date, Borrowers shall pay to Bank a equal to Twenty Five Thousand United States Dollars ($25,000). On each anniversary of the Closing Date, for so long as the Revolving Facility is in place, Borrowers shall pay to Bank a renewal facility fee equal to one half of one percent (0.5%) of the Revolving Line. Each facility fee shall be nonrefundable.
(b)Unused Fee. Borrower shall pay to Bank an annual fee equal to 0.20% of the difference between the Revolving Line and the average daily balance of the outstanding Credit Extensions, payable within ten (10) days of the last day of each quarter (which equates to a quarterly fee equal to 0.05% of the difference between the Revolving Line and the average daily balance of the outstanding Credit Extensions during such quarter).
(c)Bank Expenses. Borrowers shall pay to Bank on the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including attorneys’ fees and expenses, as and when they are incurred by Bank. Borrower authorizes Lender, at its sole option, to (i) debit Bank Expenses from the initial Advance on or after the Closing Date, (ii) debit Bank Expenses from any Borrower’s deposit account with Bank or (iii) make demand upon Borrower, for payment of Bank Expenses.
2.6Term. Unless otherwise terminated by the parties in writing, this Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect until the Revolving Maturity Date or if there are any outstanding Credit Extensions at such time, for so long as any Obligations under this Agreement remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. In addition, this Agreement may be terminated by Borrower at any time prior to the Revolving Maturity Date, effective no later than ten (10) Business Days after written notice of termination is given to Bank and all outstanding Obligations under this Agreement have been repaid. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
3.CONDITIONS OF LOANS.
3.1Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)this Agreement;
(b)a certificate of the Secretary of each of Parent and Silvaco with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(c)Beneficial Ownership Certification;
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(d)UCC National Form Financing Statements
(e)an intellectual property security agreement;
(f)a subordination agreement executed by Katherine Ngai-Pesic;
(g)copy of an amendment to the loan agreement with Katherine Ngai-Pesic evidencing the extension of maturity date to a date no earlier than the Revolving Maturity Date;
(h)landlord waiver with respect to Silvaco’s headquarters location;
(i)certificate(s) of insurance naming Bank as loss payee and additional insured;
(j)payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;
(k)current financial statements and such other updated financial information as Bank may reasonably request; and
(l)establishment of the Collections Account;
(m)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
3.2Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
(a)timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1;
(b)the representations and warranties contained in Section 4.4 shall be true and correct in all material respects on and as of the date of Borrowers’ request for such Credit Extension and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and
(c)in Bank’s sole discretion, there has not been any material impairment in the Accounts, general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrowers from the most recent Financial Plan of Borrowers presented to Bank.
4.CREATION OF SECURITY INTEREST.
4.1Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrowers of each of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.
4.2Delivery of Additional Documentation Required. Borrowers shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated
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under the Loan Documents. Borrowers from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.
4.3Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect each Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.
4.4Pledge of Shares. Each Borrower hereby pledges, assigns and grants to Bank, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Within thirty (30) days of the Closing Date, or, to the extent not certificated as of the Closing Date, within thirty (30) days of the certification of any Shares, the certificate or certificates for the Shares (to the extent such Shares are in certificated form) will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares; provided however, that Borrowers shall not be required to undertake any actions under the local jurisdiction governing such Shares absent an Event of Default. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new (as applicable) certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the Shares; provided however, that Borrowers shall not be required to undertake any actions under the local jurisdiction governing such Shares absent an Event of Default. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.
5.REPRESENTATIONS AND WARRANTIES.
Each Borrower represents and warrants as follows, as of (i) the Closing Date, (ii) the last day of each month, (iii) the date each Compliance Certificate is delivered to Bank, (iv) the date of Borrowers’ request for any Credit Extension and (v) the effective date of each Credit Extension when made, as though made on such date:
5.1Due Organization and Qualification. Each Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.
5.2Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in a Borrower’s Certificate of Incorporation or Bylaws (or similar governing document), nor will they constitute an event of default under any material agreement to which a Borrower is a party or by which a Borrower is bound. No Borrower is in default under any material agreement to which it is a party or by which it is bound.
5.3Collateral. Each Borrower has rights in or the power to transfer the Collateral, free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is
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located solely in the United States. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.
5.4Eligible Recurring Revenue Contracts. The Eligible Recurring Revenue Contracts are bona fide existing obligations. The property and services giving rise to such Eligible Recurring Revenue Contracts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. No Borrower has received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Recurring Revenue Contract.
5.5Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects.
5.6Intellectual Property. Each Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by such Borrower to its customers or other third parties in the ordinary course of business. To the knowledge of the Borrowers, each of the Patents is valid and enforceable. No part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule and other than any rights granted pursuant to intercompany agreements, each Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of such Borrower’s gross revenue in any given quarter, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. No Borrower is party to, or bound by, any license or agreement or any other property that prohibits or restricts such Borrower from undertaking its obligation set forth in Section 4.1 above.
5.7Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Borrower has done business under any name other than that specified on the signature page hereof; or, in the past five (5) years, changed its jurisdiction of formation, corporate structure, organizational type, or any organizational number assigned by its jurisdiction and the exact legal name of each Borrower is as set forth in the first paragraph of this Agreement. The chief executive office of Borrowers is located at the address indicated in Section 10 hereof. Except as disclosed in the Schedule, all of each Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof.
5.8Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against any Borrower or any Subsidiary before any court or administrative agency.
5.9No Material Adverse Change in Financial Statements. Except as set forth in the Schedule, all consolidated and consolidating financial statements related to Parent that Bank has received from Borrowers fairly present in all material respects Parent’s financial condition as of the date thereof and Parent’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Parent since the date of the most recent of such financial statements submitted to Bank.
5.10Solvency, Payment of Debts. The fair salable value of Borrowers’ assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrowers are not left with unreasonably small capital after the transactions in this Agreement. Each Borrower is solvent and able to pay its debts (including trade debts) as they mature.
5.11Regulatory Compliance. Each Borrower and each Subsidiary (as applicable to such Borrower or Subsidiary) have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from a Borrower’s failure to comply with ERISA that could result in any Borrower’s incurring any material liability. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the
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Board of Governors of the Federal Reserve System). Each Borrower and each Subsidiary, if applicable, have complied with all the provisions of the Federal Fair Labor Standards Act. No Borrower or any Subsidiary has violated any material statutes, laws, ordinances or rules applicable to it. Each Borrower is in material compliance with all Environmental Laws, regulations and ordinances.
5.12Taxes. Each Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except those being contested in good faith with adequate reserves under GAAP.
5.13Subsidiaries. Except as set forth on the Schedule, no Borrower owns any stock, partnership interest or other equity securities of any Person.
5.14Government Consents. Each Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrowers’ business as currently conducted.
5.15Operating, Depository and Investment Accounts. All of Borrower’s and its Subsidiary’s operating, depository and investment account(s) that are maintained or invested with a Person other than Bank as of the Closing Date are set forth on the schedule separately provided to Bank prior to the date hereof.
5.16Shares. Each Borrower has full power and authority to create a first lien on the Shares as contemplated in Section 4.4 hereof, and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been duly authorized and validly issued, and are fully paid and non-assessable. The Shares are not the subject of any present or to the knowledge of the Borrower, threatened suit, action, arbitration, administrative or other proceeding, and no Borrower knows of any reasonable grounds for the institution of any such proceedings.
5.17Beneficial Ownership. The information included in the Beneficial Ownership Certification most recently delivered to Bank is true and correct in all respects.
5.18Anti-Terrorism Laws. Except as set forth on the Schedule, no Borrower, nor any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Borrower, nor any of its Subsidiaries (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
5.19Full Disclosure. No representation, warranty or other statement made by any Borrower in any certificate or written statement furnished to Bank, when taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.
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6.AFFIRMATIVE COVENANTS. Each Borrower shall do all of the following:
6.1Good Standing. Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all such licenses, approvals and agreements, where the loss of which could have a Material Adverse Effect.
6.2Government Compliance. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to result in a Material Adverse Effect.
6.3Financial Statements, Reports, Certificates; Other Notices and Information. Parent shall deliver the following to Bank:
(a)as soon as available, but in any event within thirty (30) days after the last day of each month, (i) aged listings of accounts receivable and accounts payable in detailed and summary format, (ii) recurring revenue metrics reports, including customer churn, recurring revenue (and annualized recurring revenue calculated for the upcoming twelve month period), revenue booking reports (license and maintenance), and (iii) a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto;
(b)as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering Parent’s consolidated and consolidating operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank, accompanied by a Compliance Certificate signed by a Responsible Officer, in substantially the form of Exhibit D hereto;
(c)as soon as available, but in any event no later than fifteen (15) days prior to the beginning of Parent’s next fiscal year, annual operating plan (including income statements, balance sheets and cash flow statements presented in a quarterly format) for the upcoming fiscal year, approved by Parent’s board of directors, which shall be in a form reasonably satisfactory to Bank (each, a “Financial Plan”);
(d)as soon as available, but in any event within one hundred eighty (180) days after the end of Parent’s fiscal year, audited consolidated and consolidating financial statements of Parent prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;
(e)such budgets, sales projections, operating plans, other financial information including information related to the verification of Borrowers’ Accounts as Bank may reasonably request from time to time;
(f)promptly (and in any event within three (3) Business Days) upon any Borrower becoming aware of the existence of any Event of Default or event described in Section 8 which, with the giving of notice or passage of time, or both, would constitute an Event of Default, such Borrower shall give written notice to Bank of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default;
(g)promptly (and in any event within three (3) Business Days) following a Borrower’s creation or acquisition of any commercial tort claim (as defined in the Code), such Borrower shall promptly notify Bank in writing of the general details thereof (with such written notice being deemed as such Borrower’s grant to Bank of a security interest therein and in the proceeds thereof);
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(h)promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against either Borrower or any Subsidiary arising after the Closing Date that could result in damages or costs to such Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000) or more, or any terminations of customer agreements or customer disputes/claims, where the termination, dispute or claim involves more than Two Hundred Fifty Thousand Dollars ($250,000);
(i)periodic updates on pending litigation matters, promptly following any material developments in such pending litigation, along with copies of any court filings; and
(j)promptly following any request therefor, Borrower shall provide to Bank any information and documentation reasonably requested by Bank for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), the Beneficial Ownership Regulation or other applicable anti-money laundering laws, including but not limited to a Beneficial Ownership Certification form acceptable to Bank; and immediate notice if a Borrower or any Subsidiary has knowledge that a Borrower, or any Subsidiary or Affiliate of a Borrower, is listed on the OFAC Lists or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on, or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.
Borrowers may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.3, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.
6.4Audits. Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s reasonable expense, provided that such audits/appraisals will be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.
6.5Taxes. Each Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that such Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that such Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrowers.
6.6Insurance.
(a)Each Borrower, at its expense, shall keep the Collateral which are fixed assets, insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where each Borrower’s business is conducted on the date hereof. Each Borrower shall also maintain insurance relating to such Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to such Borrower’s business.
(b)All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrowers shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.
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6.7Collections. Borrowers shall cause all account debtors to pay any amounts owing to any Borrower made by wire, ACH, electronic funds transfer or other electronic payment method directly to an account maintained at Bank (the “Collections Account”), and Borrowers shall deposit all payments made by check to the Collections Account. All invoices shall specify such Collections Account information as the remit to / payment information for all Accounts. If a Borrower receives any amount despite such instructions, such Borrower shall immediately transfer such payment to the Collections Account.
6.8Operating, Depository and Investment Accounts.
(a)Each Borrower shall maintain its primary US depository, operating (including any administrative deposit accounts and cash managements services), and investment accounts with Bank, provided however, that Borrowers shall have thirty (30) days from the Closing Date to fully comply with the foregoing.
(b)For each domestic operating, depository or investment account that a Borrower maintains outside of Bank, such Borrower shall cause the applicable bank or financial institution at or with which any such account is maintained to execute and deliver an account control agreement or other appropriate instrument in form and substance satisfactory to Bank; provided however, that Borrowers shall have thirty (30) days from the Closing Date to obtain such account control agreements on its domestic accounts existing as of the Closing Date.
(c)At least eighty five percent (85%) of Borrowers’ total cash and cash equivalents in domestic U.S. accounts shall be maintained in Borrowers’ accounts with Bank at all times.
6.9Financial Covenants.
(a)Minimum Cash at Bank. At all times on and after the date the initial Advance is made to Borrowers, Borrowers shall maintain an aggregate of at least (i) $1,500,000 in unrestricted cash in their depository, operating and investment accounts at Bank, measured on a daily basis at all times prior to the effectiveness of the IPO, or (ii) at least $10,000,000 in unrestricted cash in their depository, operating and investment accounts at Bank, measured on a daily basis at all times upon and after the effectiveness of the IPO.
(b)Minimum Adjusted EBITDA. At all times prior to the effectiveness of the IPO, Borrowers shall comply with the following covenant:
(i)Parent’s trailing six months’ Adjusted EBITDA, measured on a quarterly basis beginning with the six month period ending on December 31, 2023 shall be at least in the amounts set forth below, as of the measurement dates set forth below:

Measurement Date	Measurement Period	Minimum Adjusted EBITDA
December 31, 2023	July 1, 2023 – December 31, 2023	$1,000,000
March 31, 2024	October 1, 2023 – March 31, 2024	$1,000,000
June 30, 2024	January 1, 2024 – June 30, 2024	$1,500,000
September 30, 2024	April 1, 2024 – September 30, 2024	$1,500,000
(ii)Parent’s trailing six months’ Adjusted EBITDA, measured on a quarterly basis beginning with the six month period ending on December 31, 2024 and thereafter shall be $2,000,000.
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(c)Equity Cure.
(i)In the event Borrowers fail to comply with Section 6.9(b) of this Agreement as of any required measurement date (the “Noncompliance Date”), Borrowers shall have the right to cure such non-compliance (the “Equity Cure Right”) by receiving a cash proceeds of at least the shortfall amount (the “Cash Contribution”), from the sale and issuance of Parent’s equity securities or Subordinated Debt from existing shareholders within the thirty (30) day period following the Noncompliance Date (the “Initial Cure Period”) or within the twenty (20) Business Day period that follows thereafter (the “Extended Cure Period”). If the Cash Contribution is received during the Initial Cure Period, Borrowers shall note as such on the Compliance Certificate delivered to Bank at the end of the Initial Cure Period. If the Cash Contribution has not been received during the Initial Cure Period, Borrowers shall note on the Compliance Certificate delivered to Bank at the end of the Initial Cure Period that Borrowers have elected to exercise the Equity Cure Right and intend to receive the Cash Contribution during the Extended Cure Period, and shall notify Bank within one Business Day following receipt of such Cash Contribution, but in any event no later than the end of the Extended Cure Period.
(ii)Upon receipt of such Cure Contribution in accordance with the terms set forth above, Borrowers shall be deemed as if they were in compliance with such financial covenant as of the Noncompliance Date and no Event of Default shall be deemed not to have occurred for purposes of the Loan Documents.
(iii)Cash Contributions received in compliance with the foregoing shall be included in the calculation of Borrowers’ Adjusted EBITDA for the purposes of determining compliance with Section 6.9(b) for the affected period, and for the subsequent period which includes the affected period. The Equity Cure Right shall not be exercised more than twice over the erm of this Agreement, and shall not be exercised for any two consecutive measurement dates.
6.10Intellectual Property Rights.
(a)Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property (including all trade secrets, Trademarks, Patents and Copyrights); (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and; (iii) promptly advise Bank in writing of material infringements detected; and (iii) not allow any Intellectual Property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public.
(b)Borrowers shall give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office or the United States Copyright Office, including the title of such intellectual property being filed, the date of such filing and the registration or application numbers, if any, promptly, but in any event no later than the end of the month following the month in which such application or registration occurs, and Borrowers shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by any Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.
(c)Bank may audit any Borrower’s Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that a Borrower is required under this Section to take but which such Borrower fails to take, after 15 days’ notice to Borrowers. Borrowers shall reimburse and indemnify Bank for all costs and expenses incurred in the exercise of its rights under this Section.
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6.11Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that a Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary, Borrowers shall (a) cause such new domestic Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder or provide a secured guaranty, together with such appropriate financing statements and/or control agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new foreign or domestic Subsidiary, in form and substance satisfactory to Bank, in accordance with Section 4.4, and (c) provide to Bank all other documentation in form and substance satisfactory to Bank that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.
6.12Further Assurances. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.
7.NEGATIVE COVENANTS. No Borrower will do any of the following without Bank’s prior written consent:
7.1Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property (including any spinoffs or divisions), or move cash balances on deposit with Bank to accounts opened at another financial institution, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank; (iv) Transfers between Borrowers; (v) Transfers by a Subsidiary that is not a Borrower to a Borrower or another Subsidiary; and (vi) Transfers permitted under Section 7.12.
7.2Change in Business or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrowers and any business substantially similar or related thereto (or incidental thereto); experience a change in a Responsible Officer without providing Bank with prompt notice (within ten (10) days following) of such change, or cease to conduct business in substantially the manner conducted by Borrowers as of the Closing Date; change the date on which its fiscal year ends; or change its type of corporate form of entity; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name.
7.3Mergers or Acquisitions; Change in Control. Suffer or permit a Change in Control; or merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or any material portion of property of another Person; provided however, (i) any Subsidiary that is not a Borrower may merge into any other Subsidiary with prompt notice to Bank and (ii) only advance written notice to the Bank will be required for any action restricted by this Section 7.3 if all Obligations are paid in full in cash out of the proceeds of the initial closing of such action and such payment is listed as a condition to the consummation of such action.
7.4Indebtedness. Create, incur, guarantee, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.
7.5Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts; or permit any of its Subsidiaries so to do, except for Permitted Liens; or enter into any agreement with any Person other than Bank that prohibits or otherwise restricts Borrower from encumbering any of its property other than restrictions in equipment leases or equipment financing documents on Liens on the specific equipment being leased or financed.
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7.6Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (i) at any time following an IPO from which Parent receives at least $40,000,000 in net cash proceeds, Parent may repurchase the stock of former employees in accordance with Parent’s stock incentive program as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase and (ii) any Subsidiary of Parent may pay dividends or make distributions on account of any capital stock without restriction.
7.7Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to a Borrower.
7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
7.9Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of the subordination agreement applicable to such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.
7.10Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.
7.11Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.
7.12Foreign Subsidiary Transactions. Other than cost-plus arrangements and intercompany service or transfer agreements entered into in the ordinary course of business), loan, Transfer, downstream any cash or other assets or property to, or make any Investment in, any foreign Subsidiary or make any payments to or on behalf of such foreign Subsidiary in excess of the lesser of (i) $500,000 per year or (ii) the amount necessary to fund the ongoing operational expenses of such foreign Subsidiaries, as reasonably determined by Borrower.
7.13Anti-Terrorism; OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading
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or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
8.EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:
8.1Payment Default. If Borrowers fail to pay, when due, any of the Obligations.
8.2Covenant Default.
(a)If a Borrower fails to perform any obligation under Article 6 (other than Section 6.1, 6.2, 6.4, and 6.10) or violates any of the covenants contained in Article 7 of this Agreement; or
(b)If a Borrower fails or neglects to perform or observe any obligation under Section 6.1, 6.2, 6.4, or 6.10 or any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between such Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after such Borrower receives notice thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by such Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.
8.3Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.
8.4Attachment. If any portion of a Borrower’s assets with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of its business affairs in the ordinary course, or if a judgment or other claim becomes a lien or encumbrance upon any portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower.
8.5Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against any Borrower by any third party.
8.6Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or which could have a Material Adverse Effect.
8.7Judgments; Settlements; Fines; Penalties. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against a Borrower; or if a Borrower enters into any settlement agreement with respect to any litigation matters that results in payment obligations or liabilities incurred by such Borrower in excess of Three Hundred Thousand Dollars ($300,000) without the prior consent of the Bank; or if one or more fines, penalties or orders or decrees for the payment of money in excess of One Fifty Thousand Dollars ($150,000) shall be rendered against a
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Borrower by any governmental authority with jurisdiction over any Borrower; and the foregoing shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment, settlement, fine, penalty or orders or decree).
8.8Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any other Loan Document or certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.
8.9Guaranty. If any guaranty of all or a portion of the Obligations that is provided to Bank after the Closing Date (a "Guaranty") ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the "Guaranty Documents"), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution, or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of any guarantor's obligations under the Guaranty Documents.
9.BANK’S RIGHTS AND REMEDIES.
9.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:
(a)Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);
(b)Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Bank;
(c)Settle or adjust disputes and claims directly with account debtors or any other debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;
(d)Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;
(e)Set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Bank;
(f)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower’s labels, Patents,
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Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
(g)Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;
(h)Bank may credit bid and purchase at any public sale; and
(i)Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and
(j)Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.
Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
9.2Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) notify all account debtors with respect to the Accounts or any other debtors of a Borrower to pay Bank directly; (c) sign a Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to a Borrower’s policies of insurance; (e) demand, collect, receive, sue, and give releases to any account debtor or other debtor of any Borrower for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) sell, assign, transfer, pledge, compromise, discharge or otherwise dispose of any Collateral; (h) receive and open all mail addressed to a Borrower for the purpose of collecting the Accounts; (i) endorse either Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (j) execute on behalf of a Borrower any and all instruments, documents, financing statements and the like to perfect Bank’s interests in the Accounts and file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (k) do all acts and things necessary or expedient, in furtherance of any such purposes; provided however Bank may exercise such power of attorney with respect to any actions described in clause (k) above, regardless of whether an Event of Default has occurred. The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.
9.3Accounts Collection. In addition to the foregoing, at any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to Borrowers of Bank’s security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.
9.4Bank Expenses. If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities after reasonably requested by Bank, as required under the terms of this
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Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.
9.5Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.
9.6Shares. Each Borrower recognizes that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state and provincial securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Borrowers acknowledge and agree that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state and provincial securities laws, even if such issuer would agree to do so. Upon the occurrence of an Event of Default which continues, Bank shall have the right to exercise all such rights as a secured party under the Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to liquidate the Shares and apply the proceeds thereof to reduce the Obligations. Effective only upon the occurrence and during the continuance of an Event of Default, Borrowers hereby irrevocably appoint Bank (and any of Bank’s designated officers, or employees) as such Borrowers’ true and lawful attorney to enforce such Borrower’s rights against any Subsidiary, including the right to compel any Subsidiary to make payments or distributions owing to such Borrower.
9.7Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrowers’ part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrowers expressly agree that this Section 9.6 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise;
9.8Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrowers may in any way be liable.
10.NOTICES.
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight
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courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.

If to any Borrower:	Silvaco Group, Inc.
4701 Patrick Henry Drive, Building #23
Santa Clara, CA 95054
Attn: Chief Executive Officer

If to Bank:	EAST WEST BANK
Technology & Commercial Banking Group
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Attn: Linda Lee

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of California. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, who shall be a retired state or federal court judge, mutually selected by the parties or, if they cannot agree, then any party may seek to have a private judge appointed in accordance with California Code of Civil Procedure §§ 638 and 640 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts). The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which
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shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph. The parties agree that time is of the essence in conducting the referenced proceedings. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain prompt and expeditious resolution of the dispute or controversy in accordance with the terms hereof. Nothing in this section shall limit the right of any party at any time to exercise self-help remedies, foreclose against Collateral or obtain provisional remedies, and Bank may bring suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.
12.GENERAL PROVISIONS.
12.1Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.
12.2Indemnification. Each Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except in each case for losses caused by Bank’s gross negligence or willful misconduct.
12.3Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
12.4Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
12.5Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
12.6Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.
12.7Counterparts; Electronic Signatures. This Agreement and any other Loan Document may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement or Loan Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the
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case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
12.8Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrowers. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
12.9Confidentiality. In handling any confidential information Bank and all employees and agents of Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the loans, provided that they are similarly bound by confidentiality obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.
12.10Patriot Act Notice. Bank hereby notifies Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes names and addresses and other information that will allow Bank, as applicable, to identify the Borrowers in accordance with the Patriot Act. Borrowers shall, promptly following a request by Bank, provide all documentation and other information that Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and Borrower is required to provide identifying information about each beneficial owner and/or individuals who have significant responsibility to control, manage or direct any Borrower.
13.CO-BORROWERS.
13.1Co-Borrowers. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against the other Borrower. This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Advance Request Forms and Compliance Certificates. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Advances on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Advances, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.
13.2Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives, until all obligations are paid in full and Bank has no further obligation to make Credit Extensions to Borrower, all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other
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Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
13.3Waivers of Notice. Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which the Borrower would otherwise be entitled by virtue of being a co-borrower or a surety. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Bank with respect to the Obligations in any manner or whatsoever.
13.4Subrogation Defenses. Until all Obligations are paid in full and Bank has no further obligation to make Credit Extensions to Borrower, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.
13.5Right to Settle, Release.
(a)The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
(b)Without notice to any given Borrower and without affecting the liability of any given Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
27.

13.6Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower, is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.
[signature page follows]
28.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWERS:

SILVACO GROUP, INC.

By:	/s/ Katherine S. Ngai-Pesic

Name:	Katherine S. Ngai-Pesic

Title:	Chairwoman of the Board

SILVACO, INC.

By:	/s/ Katherine S. Ngai-Pesic

Name:	Katherine S. Ngai-Pesic

Title:	Chairwoman of the Board

BANK:

EAST WEST BANK

By:	/s/ Linda Lee

Name:	Linda Lee

Title:	Senior Vice President
2

DEBTORS:	SILVACO GROUP, INC. and SILVACO, INC.

SECURED PARTY:	EAST WEST BANK
EXHIBIT A
COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT
The Collateral consists of all right, title and interest of each Borrower (each, a “Debtor”) in and to all of its personal property, whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)    all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, securities accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of each Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)    all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;
(c)    all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;
(d)    all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether the Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of a Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and
(e) any and all cash proceeds and/or noncash proceeds generated or received from any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.
All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT B
LOAN ADVANCE/PAYDOWN REQUEST FORM

TO: East West Bank		DATE:		TIME:

FROM:	SILVACO, INC.	TELEPHONE REQUEST (For Bank Use Only):

Authorized Signer’s Name		The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.

Authorized Signature (Borrower)
Authorized Request & Phone #
PHONE #:
Received by (Bank) & Phone #
FROM ACCOUNT#:
(please include loan number, if applicable)
TO ACCOUNT #:		Authorized Signature (Bank)
(please include loan number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT			For Bank Use Only

PRINCIPAL INCREASE (ADVANCE)	$			Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$			Time:
			Comp. Status:	YES	NO
OTHER INSTRUCTIONS:				Status Date:
Time:
Approval:

By its execution above, the authorized officer named above represents and warrants, on behalf of all Borrowers, that all representations and warranties of Borrowers stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date hereof (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date), and no Event of Default has occurred that is continuing.

EXHIBIT C
BORROWING BASE CERTIFICATE
BORROWERS: SILVACO GROUP, INC. and SILVACO, INC

Recurring Revenue Borrowing Base Calculation			As of Month Ended: _____________
1.	Recurring Revenue for prior month from Contracts		$____________
2.
Recurring Revenue from Contracts that are not Eligible Recurring Revenue Contracts:
(a) Contracts which such customer has elected to cancel or failed to renew (but Contract has not yet expired or been terminated);
(b) Contracts for which the customer has gone out of business or become insolvent;
(c) Contracts that are billed or collected outside of the United States;
(d) Contracts with any college or university;
(e) Contracts with an individual consumer/user; or
(f) Contracts that Bank has determined in its reasonable business discretion are suitable for inclusion.
$______________ $______________ $______________ $______________ $______________ $______________
3.	Eligible Recurring Revenue Contracts (#1 minus #2)		$____________
4.	Plus: Recurring Revenue from New Eligible Recurring Revenue Contracts	$____________
5.	Plus: Upsells on Eligible Recurring Revenue Contracts	$____________
6.	Minus: Recurring Revenue from cancelled/terminated Contracts	$____________
7.	Minus: Downsells on Eligible Recurring Revenue Contracts	$____________
8.	Eligible Recurring Revenue (#3 + #4 + #5 – #6 – #7)		$____________
9.	Advance Rate:		150%
10.	Borrowing Base Amount (#8, multiplied by #9)		$____________
11.	Revolving Line Facility Amount		$5,000,000
12.	Availability (lesser of #10 or #11)		$____________
13.	Outstanding Advances		$____________
14.	Outstanding FX Amount		$____________
15.	Reserves		$____________
16.	Available for Drawdown/Need to Pay (#12 minus #13, #14 & #15)		$____________
If line #16 is a negative number, this amount must be remitted to the Bank immediately to bring loan balance into compliance. By signing this certificate, you authorize Bank to deduct any advance amounts directly from the any deposit account at Bank in the event there is an overadvance.
The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between Borrowers and Bank, and all representations and warranties of Borrowers stated in the Loan and Security Agreement are true, correct, and complete in all material respects as of the date of this Borrowing Base Certificate.

By (Authorized Signer):	Title:		Date:

Reviewed by Bank:	Title:		Date:

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:	EAST WEST BANK
FROM:	SILVACO GROUP, INC.
The undersigned authorized officer of Silvaco Group, Inc., on behalf of itself and Silvaco, Inc., hereby certifies, on behalf of all Borrowers, that in accordance with the terms and conditions of the Loan and Security Agreement between Borrowers and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrowers stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
A/R & A/P Agings	Monthly within 30 days	Yes	No
Recurring revenue metrics reports	Monthly within 30 days	Yes	No
Borrowing Base Certificate	Monthly within 30 days	Yes	No
Monthly financial statements	Monthly within 30 days	Yes	No
Compliance Certificate	Monthly within 30 days	Yes	No
Annual financial statements (CPA Audited)	FYE within 180 days	Yes	No
Annual operating plan approved by board of directors	15 days prior to fiscal year beginning	Yes	No
Any new copyrights, patents or trademarks (applications or registrations)?	Within the month that follows the month in which such IP registration/application occurs	Yes	No

Banking / Deposits	Required	Actual	Complies
Borrowers’ total deposit balances in US accounts	N/A	$_____________
Borrowers’ deposit balance at Bank	At least 85% of above	$_____________	Yes	No

Financial Covenant	Required	Actual	Complies
After initial Advance is made to Borrowers:
Minimum cash at Bank (at all times prior to IPO)	$1,500,000	$__________	Yes	No
Minimum cash at Bank (at all times after IPO)	$10,000,000	$__________	Yes	No
Minimum T6M Adjusted EBITDA (prior to IPO)
As of 12/31/23	$1,000,000	$__________	Yes	No *
As of 3/31/24	$1,000,000	$__________	Yes	No *
As of 6/30/24	$1,500,000	$__________	Yes	No *
As of 9/30/24	$1,500,000	$__________	Yes	No *
As of 12/31/24 and beyond	$2,000,000	$__________	Yes	No *
* [If not in compliance, is Borrower electing Equity Cure Right? Yes / No] [If yes, Cash Contribution has been or will be received on ____________; and total amount is $_________]

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status	Yes No

DATE

SCHEDULE OF EXCEPTIONS
Permitted Indebtedness (Section 1.1)
None
Permitted Investments (Section 1.1)
None
Permitted Liens (Section 1.1)
None
Inbound Licenses (Section 5.6)
None
Prior Names (Section 5.7)
None
Litigation (Section 5.8)
Silvaco, Inc. v. Ole Christian Andersen
In 2018, Silvaco, Inc. (the “Company”) acquired Nangate. In an effort to clarify its obligations with respect to the earnout payment due to the selling shareholders of Nangate, Inc., the Company sought declaratory relief in the California Superior Court inDecember 2020. In February 2021, two of the selling shareholders of Nangate (together with a third cross-complainant who joined later, the “Nangate Parties”) filed a cross-complaint against the Company and two members of the Company’s board of directors, alleging, among other causes of action, breach of contract, fraud and negligent misrepresentation. A trial date of the second quarter of 2024 has been set. The Company considers these allegations to be baseless and is vigorously defending itself in this litigation.
Aldini AG v. Silvaco, Inc. et al, Case No. 5:21-cv-6423, was filed in the United States District Court for the Northern District of California, San Jose division on August 19, 2021. Aldini AG’s First Amended Complaint asserts various tort claims against Silvaco, Inc. (“Silvaco”), Silvaco France, and officers Iliya Pesic and Babak Taheri, including claims for trade secret theft, conspiracy, and intentional interference with a prospective economic advantage. Silvaco filed a motion to dismiss; the trade secret theft and conspiracy claims were dismissed with prejudice and the intentional tort claims were dismissed with leave to amend. On August 23, 2022, Aldini AG filed a Second Amended Complaint against Silvaco, Silvaco France, and officers Iliya Pesic and Babak Taheri that included claims of trade secret theft, conspiracy, and intentional interference with a prospective economic advantage in relation to Silvaco’s acquisition of certain assets of Dolphin Design SAS. Aldini AG seeks $703 million and punitive damages.  On March 17, 2023, the Second Amended Complaint was dismissed on all counts, subject to a right of appeal. Aldini has filed a notice of appeal.
On December 11, 2023, the Company received a copy of a complaint filed by the former employee of the Company’s French entity regarding his termination. The former employee is seeking Euros 294,917.

Financial Statements (Section 5.9)
On February 2012 Gu-Guide LP, an entity affiliated with Ms. Pesic (the principal shareholder of Parent), Bank of the West and Silvaco Group, Inc. entered into a loan agreement. As of November 30, 2023, approximately $811,000 is outstanding under the loan agreement. Silvaco Group, Inc. has guaranteed the amounts due under the loan which is also secured by 4701 Patrick Henry Drive Building 4 and Building 6, Santa Clara, California 95054, with total square foot of approximately 9,000 sq. ft.
Subsidiaries (Section 5.13)
Silvaco Group, Inc. owns all of the Shares of :
•Silvaco, Inc.
•Silvaco Europe, Ltd
•Silvaco Gmbh
•Silvaco Brasil Servicos De Tecnologia LTDA
•Silvaco Japan Co, Ltd
•Silvaco Data Systems Korea, Ltd
•Silvaco Singapore PTE, Ltd
•Silvaco India PVT, Ltd
•Silvaco Taiwan Co, Ltd
•Silvaco Hong Kong co. Ltd
Silvaco, Inc. owns all of the Shares of:
•Silvaco SA
•Silvaco Denmark ApS
•Silvaco Ukraine
Silvaco, Hong Kong Co. Ltd owns all of the Shares of:
•Silvaco China Co, Ltd
Silvaco Group, Inc. maintains the following branch offices:
•Silvaco Moscow
Anti-Terrorism Laws (Section 5.18)
After establishing its branch office in Russia, the Company used Alfa Bank as its primary financial institution and engaged Legalbridge as its tax, accounting and legal consultant to advise with respect to matters affecting the branch office.  As a result of the conflict in Ukraine, Alfa Bank was sanctioned by the Office of Foreign Assets Control on April 6, 2022.  As a result, the Company worked with Legalbridge to establish bank accounts at Raieffeisen Bank.  Those bank accounts were opened on June 2, 2022.  Following the opening of the accounts at Raieffeisen Bank, unbeknownst to the Company, Legalbridge used the Raieffeisen bank accounts to receive injections of funds from the Company’s US bank accounts; transferred the funds from Raieffeisen Bank to Alfa Bank; and paid compensation of certain of the Company’s employees and other expenses using the Company’s bank accounts at Alfa Bank.  The Company learned about this intermediary transfer from Raieffeisen Bank to Alfa Bank in October 2023 and is preparing a voluntary self disclosure with OFAC.
The Company regularly licenses software to its customers in various countries, and such transactions may be subject to US export laws.  In 2019, when one of the Company’s customers was placed on BIS’ “entities list”, the Company reviewed undertook a review of the export control classifications of its software and of its overall customer base.  Based on this review, the Company made a voluntary self-disclosure to BIS in June 2020 (the “June 2020 Filing”).

The June 2020 Filing identified a potential of 18,258 violations but noted numerous mitigating factors, including without limitation, (i) the lack of any willful conduct, (ii) the fact that a vast majority of the transactions were eligible for a license exemption had the Company obtained appropriate documentation, (iii) most transactions would likely have been licensed had the Company sought a license, (iv) the downloads were not useable by the downloading party, (v) many downloads were intracompany transfers, and (vi) one software module was of foreign origin and therefore only subject to US export control law as the module was stored on a server in the US.  The case agent assigned to the June 2020 Filing reached out to the Company in March 2021 and July 2021 regarding classification of software and the Company’s China customer list.  The Company provided the classification information in September 2021.
A review of the Company’s China customer list ultimately led to the Company’s subsequent voluntary self-disclosure with BIS in June 2022 (the “June 2022 Filing”) and with OFAC in October 2022 (the “OFAC Filing”).  The June 2022 Filing identified a potential of 16,766 violations but noted numerous mitigating factors, including without limitation, (i) the lack of any willful count, (ii) the vast majority of transactions occurred prior to the implementation of corrective actions arising from the June 2020 Filing, (iii) the introduction of additional corrective actions to address new root causes which had been identified, (iv) many downloads of the Company’s software were not useable by the downloading party, (v) more sensitive software was de-controlled as of October 2020, (vi) many transactions were duplicative, and (vii) some downloads were eligible for a license exception had the Company obtained appropriate documentation.  The Company has not received any outreach from BIS regarding the June 2022 Filing, other than a notification of the name of the case agent.  The OFAC Filing identified a potential of 858 violations but noted numerous mitigating factors, including without limitation (i) the lack of any willful count, (ii) a minimal harm to OFAC sanction program objectives, (iii) many transactions were duplicative, (iv) the lack of any history of violations of OFAC sanctions regulations, and (v) the implementation of corrective actions.